EXHIBIT 10.6b

SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment ( the “Second Amendment”) is made the 4th day of August, 2008, between The United Illuminating Company, a Connecticut Corporation (the “Company”), and John J. Prete (the “Executive”).

WHEREAS, the Company previously entered into an amended and restated Employment Agreement with the Executive dated as of March 19, 2004, and a First Amendment thereto, dated November 18, 2004 (collectively, the “Agreement”); and

WHEREAS, in light of changes to the law concerning severance and deferred compensation, including Internal Revenue Code Section 409A and related Treasury Regulations, the Company and the Executive wish to further amend the Agreement by this Second Amendment to clarify certain provisions in the event the Executive’s employment is involuntarily terminated, and to make other minor, clarifying revisions to the Agreement,

NOW THEREFORE, the following Sections of the Agreement are hereby amended as follows:

1.                  The third sentence of Section (1)(b) of the Agreement is deleted.

2.                  The second sentence of Section (2)(c) of the Agreement is revised to read as follows:

In the event that the Executive’s employment is not so continued, the Executive may be eligible for benefits on account of a Constructive Termination in accordance with the terms of the UIL CIC Plan II.

3.                  The third paragraph of Section (4)(b) of the Agreement is revised to read as follows:

The Executive’s “Stub-Period Incentive Compensation” shall mean the annual short-term incentive compensation being earned in the year in which the Executive terminates employment, pro-rated for the year in which he terminates service, and shall be equal to that short-term annual incentive compensation payment to which the Executive would be entitled, if any, under the terms of the Company’s executive incentive compensation plan, calculated as if he had been employed by the Company on the last day of the year including his Date of Termination, based on actual performance with respect to the achievement of UIL and Company goals (collectively referred to as “Company goals”), multiplied by a fraction, the numerator of which is the number of days which have elapsed in such year through the Date of Termination and the denominator of which is 365.  UIL shall determine in its discretion the composition of the Executive’s scorecard.  In the event that the ‘gate’, if any, is not achieved with respect to Company goals, then no

Stub-Period Incentive Compensation will be paid.  Any Stub-Period Incentive Compensation payable upon termination of the Executive shall be paid in accordance with Section (6)(e) of this Agreement.

4.                    Section (5)(d) of the Agreement is hereby revised in its entirety to provide as follows:

(d)  Termination by Executive.

(i)  Breach by the Company, not during Change of Control Protective Period.  If the Executive is not in default of any of the Executive’s obligations under Section (2), (9), (10) or (11) hereof, the Executive may terminate employment hereunder on account of a Constructive Termination in accordance with this Section (5)(d)(i).  For purposes of this Agreement, a Constructive Termination means:

(1)  a Separation from Service (as defined for purposes of the UIL CIC Plan II) within ninety (90) days of the initial occurrence of one of the following events arising without the consent of the Executive (a “Constructive Termination Event”):

(A)  A material diminution in the Executive’s annual base salary rate, unless such reduction is part of, and consistent with, a general reduction of the compensation rates of all employees of the Company or of the Executive’s business unit;

(B)  Except as provided in Section (2)(b), a material diminution in the Executive’s authority, duties, or responsibilities, including the assignment of duties materially inconsistent in any adverse respect with such Executive’s position, duties, responsibilities and status with the Company immediately prior thereto, or diminishment in such Executive’s management responsibilities, duties or powers as in effect immediately prior thereto, or the removal from or failure to re-elect such Executive to any such position or office;

(C)  A requirement that the Executive relocate his principal place of employment by more than fifty (50) miles from the Company’s current executive offices in New Haven, Connecticut; or

(D)  Any other action or inaction that constitutes a material breach by the Company of the Agreement, including (1) a failure to include the Executive in the management salary compensation programs then in effect on substantially the same terms and conditions as that applicable to the other officers or similarly situated executives of the Company; (2) a failure to continue the Executive’s participation in the material benefit plans of the Company on substantially the same basis, both in terms of the amount of benefits provided (other than due to the Company’s stock price performance, provided such performance is a relevant criterion in determining the amount of benefits) and the level of the Executive’s participation relative to other officers or similarly situated executives of such Company, as that in effect immediately prior thereto; or (3) a failure to renew the Executive’s Employment Agreement at the time such Agreement expires, provided that the Executive was willing and able to execute a new Agreement providing terms and conditions substantially similar to those in the expiring Agreement and to continue working for the Company; and

(2)  The Executive has given notice to the UIL Board stating that in the Executive’s opinion at least one of the Constructive Termination Events has occurred and setting forth in reasonable detail the relevant facts, and such notice was given within thirty-one (31) days of the occurrence of the Constructive Termination Event; and

(3)  The Company shall have failed to remedy or otherwise cure the situation within thirty-one (31) days after receipt of the notice.

(ii)  Breach by the Company, during Change of Control Protective Period.  If the Executive is not in default of any of the Executive’s obligations under Section (2), (9), (10) or (11) hereof, the Executive may terminate employment hereunder on account of a Constructive Termination in accordance with the UIL CIC Plan II.

(iii)  In the absence of Breach by the Company.  If the Executive is not in default of any of the Executive’s obligations under Section (2), (9), (10) or (11) hereof, the Executive may terminate employment in the absence of a Breach by the Company, effective upon at least ninety (90) days prior written notice.

5.                   The initial paragraph of Section (6)(c) of the Agreement is hereby revised to provide as follows:

(c)  Upon Termination Without Cause, or a Constructive Termination prior to a Change in Control.  If the Company terminates the Executive’s employment hereunder without Cause or if the Executive terminates the Executive’s employment hereunder on account of a Constructive Termination, and in either case the termination constitutes an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) and is not upon a Change in Control or within the Change in Control Protective Period, the Company shall pay or provide (as applicable) to the Executive, all of the following:

6.                   Subsection (6)(c)(v) of the Agreement is hereby revised in its entity to read as follows:

(v)  benefits under the Company’s health care plans during the COBRA continuation period on the same terms as are then available to active employees of the Company.

7.                   Subsection (6)(c)(vi) of the Agreement is hereby revised in its entity to read as follows:

(vi)  the addition of two (2) years of service deemed as an Employee of the Company in the calculation of the entitlement to and benefits payable under the Company’s retiree medical benefit plan.

8.                  New Subsection (6)(c)(vii) of the Agreement is hereby added, to read as follows:

(vii)  a supplemental lump sum payment that is actuarially equivalent to the amount by which the value of the Executive’s accrued benefit under The United Illuminating Company Pension Plan would have increased had the Executive been credited with two (2) additional years of credited service for purposes of calculation of benefits payable under the Pension Plan.

9.                   Subsection (6)(d) of the Agreement is hereby revised in its entirety to provide as follows:

(d)  Separation from Service.  Notwithstanding anything herein to the contrary, no compensation constituting severance or deferred compensation shall be paid under this Agreement upon a termination of employment or termination of service unless such termination of employment or termination of service constitutes a Separation from Service as defined in the UIL CIC Plan II.

10.                Subsection (6)(e) of the Agreement is hereby revised in its entirety to provide as follows:

(e)  Timing of Payment. Any cash amount that is due and owing to the Executive upon a termination of service pursuant to Section (6) or Section (7) (other than pursuant to the UIL CIC Plan II) will be paid on the thirtieth (30th) day following the Executive’s Separation from Service and in no event may the Executive designate the timing or year of payment.  Notwithstanding the foregoing, however, (i) any Stub-Period Incentive Compensation shall be calculated in accordance with the terms of the applicable plan or program and such incentive compensation and that portion of any severance payment that is based on such incentive compensation shall be paid at the same time that such incentive compensation generally would be payable to all other employees, but in no event later than March 15th of the calendar year following the end of the performance period to which such incentive compensation relates; (ii) any long-term incentive compensation shall be calculated in accordance with the terms of the applicable plan or program and such incentive compensation shall be paid at the same time that such incentive compensation generally would be payable to all other employees, but in no event later than March 15th of the calendar year following the end of the performance period to which such compensation relates; and (iii) any qualified or non-qualified deferred compensation payable pursuant to the terms of a plan of the Company shall be paid in accordance with the terms of the applicable plan.

11.                The first paragraph of Section (7) of the Employment Agreement is hereby revised in its entirety to provide as follows:

(7)                CHANGE IN CONTROL

If on, or within twenty-four (24) months following, a Change in Control, the Company (or its successor or other entity employing the Executive following such Change in Control) either terminates the Executive’s employment hereunder without Cause or fails to renew this Agreement on substantially identical terms, or if the Executive terminates the Executive’s employment on account of a Constructive Termination (as defined in the UIL CIC Plan II), and in any such case the termination constitutes an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n), then the Executive shall be entitled to the following:

12.                Subsection (7)(a)(iv) of the Agreement (including the second, flush paragraph thereof) is hereby revised in its entirety to provide as follows:

(iv)  those payments, and benefits, if any, to which the Executive is entitled by reason of having been designated a Participant in the UIL CIC Plan II.  The severance payments, pension supplements and other benefit provisions under the UIL CIC Plan II shall be controlling and shall supplant the payments and benefits to which the Executive would be otherwise be entitled under Section (6)(c)(iv), (v), (vi) and (vii) of this Agreement; expressly provided, however, that if the severance benefit provided for in Section (6)(c)(iv) exceeds the value of the analogous severance benefit provided under the UIL CIC Plan II, then the amount of the severance benefit paid under the UIL CIC Plan II shall be determined as provided in Section (6)(c)(iv) hereof.

13.                The text of Section (8) of the Agreement is deleted, and the Section reserved for future use.

14.            Section (12)(c) of the Agreement is hereby revised in its entirety to provide as follows:

(c)  Successors; Binding Agreement; Assignment.

(i)  The Company will require the acquirer of all or substantially all of the business or assets of the Company (whether directly or indirectly, by purchase of stock or assets, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Section, the term the “Company” shall include The United Illuminating Company, UIL Holdings Corporation, and any successor to, or acquirer of, the business or assets of the Company that executes and delivers the agreement provided for in this Section (12)(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(ii)  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  Any attempted assignment of this Agreement by the Executive shall be void and of no force and effect.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.                 New Subsection (12)(j) is hereby added to the Agreement to provide as follows:

(j)  Code Section 409A Compliance.  The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and guidance issued thereunder, and agree to amend this Agreement, or take such other action as may be necessary or advisable, to comply with Section 409A.  It is intended that all payments hereunder shall comply with Section 409A and the regulations promulgated thereunder so as to not subject the Executive to payment of interest or any additional tax under Section 409A.  In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section (12)(j)) would result in the Executive’s being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Executive.

Notwithstanding anything herein to the contrary, it is expressly understood that at any time the Company (or any related employer treated with the Company as the service recipient for purposes of Code Section 409A) is publicly traded on an established securities market (as defined for purposes of Code Section 409A), if a payment or provision of an amount or benefit constituting a deferral of compensation is to be made pursuant to the terms of this Agreement to the Executive on account of a Separation from Service (as defined under the UIL CIC Plan II) at a time when the Executive is a Specified Employee (as defined for purposes of Code Section 409A(a)(2)(B)(i)), such deferred compensation shall not be paid to the Executive prior to the date that is six (6) months after the Separation from Service.  In the event this restriction applies, the deferred compensation that the Executive would have otherwise been entitled to during the restriction period will be accumulated and paid (without adjustment for the delay in payment) on the first business day of the seventh month following the date of the Executive’s Separation from Service.

The parties hereto intend that the Agreement, as amended, be consistent with IRS Notice 2007-78, IRS Notice 2007-86 and other Code Section 409A transition relief, and it shall be interpreted accordingly.

All of the other terms and conditions of the Agreement shall remain in full force and effect.

THE UNITED ILLUMINATING COMPANY

Attest:

/s/ Angel Bruno	By	/s/ J.P. Torgerson
James P. Torgerson
UIL Holdings Corporation, President and
Chief Executive Officer
The United Illuminating Company,
Chief Executive Officer

/s/ John J. Prete
John J. Prete